CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2023, relating to the financial statements and financial highlights of the Fiera Capital Small/Mid-Cap Growth Fund, a series of Fiera Capital Series Trust, appearing in the Annual Report on Form N-CSR of Fiera Capital Series Trust for the year ended March 31, 2023, and to the reference to us in the “Statement of Additional Information” in the combined proxy statement/prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

July 20, 2023